EXHIBIT 23(a)






INDEPENDENT AUDITORS' CONSENT



GENERAL MOTORS CORPORATION:

We consent to the incorporation by reference in this Registration Statement of General Motors Corporation on Form S-8 of:

- our report dated January 16, 2002 (March 6, 2002 as to Note 25) appearing on page II-19 in the Annual Report on Form 10-K of General Motors Corporation for the year ended December 31, 2001;
- our report dated January 15, 2002 (March 7, 2002 as to Note 21) appearing on page IV-41 in the Annual Report on Form 10-K of General Motors Corporation for the year ended December 31, 2001; and
- our report dated June 14, 2002 appearing in the Annual Report on Form 11-K of the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States for the year ended December 31, 2001.



/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Detroit, Michigan
September 27, 2002































                                      II-10